NEWS RELEASE

Contact:	Barry Bass Chief Financial Officer (301) 986-9200	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

FIRST POTOMAC REALTY TRUST TO ACQUIRE
NORTHERN VIRGINIA FLEX PROPERTY FOR $29.5 MILLION

BETHESDA, Md. — (March 7, 2005) — First Potomac Realty Trust (NYSE: FPO), announced today that it has entered into a definitive agreement to acquire Enterprise Center, a four-building, 189,116-square-foot flex property in Chantilly, Virginia, for $29.5 million. The property is situated on approximately
16.7 acres in the Lafayette Business Park in Fairfax County. The property is currently 90.2% leased.

The transaction will be financed, in part, by the assumption of $17.9 million of existing debt at an interest rate of 8.03%. The Company intends to fund the balance of the acquisition cost with borrowings under its revolving line of credit. The acquisition is subject to customary closing conditions, including lender approval.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns an 80-building portfolio totaling approximately 5.3 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 687,000 square feet in the Company’s properties under 23 leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at (301) 986-9200.

Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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7200 Wisconsin Avenue, Suite 310 • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (310)
986-5554